EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Anesiva, Inc. pertaining to the 2003 Equity Incentive Plan and the 2003 Non-Employee Directors’ Stock Option Plan of our reports dated March 14, 2008, with respect to the consolidated financial statements of Anesiva, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Anesiva, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 14, 2008